                                                                               .
                                                                               .
                                                                               .
                                    EX. 99.1
            PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
                               DATED MAY 17, 2004

MEDIA CONTACTS                              INVESTOR RELATIONS
Kathleen Greene                             Susan Crawford
408-952-7434                                408-434-2130
kgreene@covad.com                           investorrelations@covad.com

                      COVAD COMMUNICATIONS GROUP ANNOUNCES
                           FIRST QUARTER 2004 RESULTS

         Revenue Increases 19%, Net Loss Narrows over First Quarter 2003

SAN JOSE, CA (MAY 17, 2004) - Covad Communications Group, Inc. (OTCBB: COVD), a leading national broadband service provider of high-speed Internet and network access, today reported revenue for the first quarter of 2004 of $108.5 million, a 19 percent increase over the $90.9 million reported in the first quarter of 2003, and an increase of $3.4 million, or 3.3 percent, from the fourth quarter 2003.

The company reported net loss for the first quarter of 2004 of $13.5 million, or $0.06 per share, as compared to a net loss of $34.7 million, or $0.16 per share in the first quarter of 2003, and a net loss of $16.9 million, or $0.07 per share for the fourth quarter of 2003. Loss from operations for the first quarter of 2004 was $12.9 million, compared to $21.9 million in the fourth quarter of 2003 and $34.3 million for the first quarter of 2003.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 were $6.3 million as compared to a loss of $15.7 million in the first quarter of 2003 and a loss of $2.2 million from the fourth quarter of 2003. Refer to the Selected Financial Data, including note 2, for a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure and other information.

Digital subscriber lines increased 24 percent year-over-year, from 417,000 in the first quarter of 2003 to 516,000 in the first quarter of 2004, and decreased by 1,200 from the fourth quarter 2003.

"We are pleased with our financial performance in the first quarter of 2004," said Charles Hoffman, president and chief executive officer of Covad. "Our strategy has always been to grow profitability and we continue to execute against it. Shifting partner sales strategies resulted in a line count that did not meet our expectations. However, we are taking steps with our partners to make improvements in this area and to diversify our revenue."

"This transition is made possible by our planned acquisition of Voice over IP provider GoBeam," Hoffman added. "Adding GoBeam and completing our $125 million financing made the first quarter of 2004 one of the most significant in Covad's history. These actions allowed us to secure the future of Covad as an integrated voice and data company that can truly compete for voice customers and offer a diversified product portfolio of broadband communications services to our customers and partners."

The company's wholesale subscribers contributed $79.1 million of revenue, or 73 percent, while direct subscribers contributed $29.4 million of revenue, or 27 percent. On March 31, 2004, Covad had approximately 445,000 wholesale and 71,000 direct lines in service, as compared to 362,000 wholesale and 55,000 direct lines in service reported in the first quarter of 2003 and 445,000 wholesale and 72,000 direct lines in service at the end of 2003.

For the first quarter of 2004, broadband subscription billings increased 26 percent to $89.3 million from $70.9 million reported in the first quarter of 2003, and increased three percent from $86.5 million reported in the fourth quarter of 2003. Management uses broadband subscription billings to evaluate the performance of its business and believes broadband subscription billings are a useful measure for investors as they represent a key indicator of the growth of the company's core business. Refer to the Selected Financial Data, including
Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure.

For the first quarter of 2004, gross margin was $40.2 million or 37 percent of revenue, as compared to 24 percent of revenue in the year-ago quarter, and 30 percent of revenue for the fourth quarter of 2003. Sales, marketing, general and administrative (SG&A) expenses were $33.3 million for the first quarter of 2004, as compared to $37.1 million in the year-ago quarter and $33.8 million for the fourth quarter of 2003.

As of March 31, 2004, cash, cash equivalent and short-term investment balances, including restricted cash and investments, were $169.6 million compared to $117.2 million as of December 31, 2003. First quarter cash flow included approximately $14.4 million of capital expenditures. Covad's net cash usage for the first quarter also reflects the proceeds from the Convertible Senior Debentures offering of $120.2M and a payment of $56.6M to pay off a loan, including accrued interest, which SBC previously made to Covad.

Mark Richman, chief financial officer of Covad, said: "The improved financial results over the past year provided Covad the opportunity to raise capital and pay off higher-cost debt in the first quarter of 2004. Covad is now financially positioned to aggressively pursue new marketing and product opportunities, such as the deployment of the GoBeam VoIP product to Covad's 100 markets."

RESTATEMENT

During the review of the first quarter financial statements Covad determined that certain employee stock options granted under the 2003 Employee Stock Purchase Plan were subject to variable accounting and that the consolidated financial statements for the year ended December 31, 2003 must be restated to account for this compensation. The restatement involves a non-cash charge, which reflects the stock-based compensation expense for those options that were granted in 2003 that are subject to variable accounting.

The restatement had the following effects on the consolidated financial statements for the year ended December 31, 2003:

      - Net loss, as restated, was $112.3 million, in comparison with the $99.9 million that was originally reported.

      - Loss from operations, as restated, was $114.6 million, in comparison with the $102.2 that was originally reported.

      - Net loss per share, as restated, was $0.50, in comparison with the $0.44 that was originally reported.

OPERATING STATISTICS

- At the end of the first quarter, Covad had approximately 295,000 consumer and 221,000 business lines in service, representing approximately 57 percent and 43 percent of total lines respectively.

- Weighted Average Revenue per User (ARPU) was approximately $58 during the first quarter of 2004, an increase from $57 in the fourth quarter of 2003. The increase in ARPU is due to the progress in providing services to the small business market.

- Net customer disconnections, or churn, averaged approximately 4.1 percent in the first quarter of 2004, an increase from 3.9 percent in the fourth quarter of 2003. Disconnections from our consumer stand-alone data products continued to put upward pressure on the churn rates in the first quarter of 2004.

BUSINESS OUTLOOK

Covad currently expects revenue for the second quarter of 2004 to be in the range of $104-108 million with subscriber line growth of up to 10,000 lines. Broadband subscription billings for the second quarter of 2004 are expected to be in the range of $87-90 million. For the second quarter of 2004, Covad expects its net loss to be in the range of $10-14 million, and EBITDA profit to be in the range of $5-8 million. Net change in cash, cash equivalents and short-term investments, including restricted cash and investments, in the second quarter of 2004 is expected to be in the range of negative $3 million to positive $2 million. The outlook above does not reflect the impact on expected revenue, net loss, EBITDA or usage of cash, cash equivalents and short term investments resulting from the company's proposed GoBeam acquisition, which has not been completed.

RECENT BUSINESS HIGHLIGHTS

      - Signed an agreement and plan of merger to acquire GoBeam, Inc., a privately owned provider of Voice over Internet Protocol (VoIP) services. The acquisition is expected to close in June.

      - Completed an offering of $125 million in convertible senior debentures.

      - Announced the completion of a three-year commercial line sharing agreement with Qwest Communications International. The agreement enables Covad to continue to offer high-speed digital subscriber line (DSL) services to thousands of small and medium businesses and home users in the seven states within the Qwest region where Covad offers service. This marks the first time a competitive communications carrier and a regional Bell operating company have negotiated commercial terms for access to line sharing since the Federal Communications Commission's (FCC) Triennial Review decision.

      - Launched Covad's DSL service in AT&T's voice communication bundle for residential users in six additional states, bringing the total deployment to 26 states.

      - Launched Covad DSL broadband connectivity as part of ACN's Advantage calling plan for consumers.

      - Announced a new agreement to offer the next generation of broadband connectivity options to AOL for Broadband members. Covad's Broadband Connect product is a new class of high-speed DSL connection without any accompanying content or applications.

CONFERENCE CALL INFORMATION

Covad will conduct a conference call to discuss these financial results on Monday, May 17, 2004 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time
(PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (617) 786-2960, pass code 91533504 and are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on May 19, 2004 by dialing (888) 286-8010 or (617) 801-6888, pass code 24994422. The
Webcast will be available through our Website until May 16, 2005.

ABOUT COVAD

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad's network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134.
Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The foregoing contains "forward-looking statements" regarding expected financial and operating results, as well as other matters, which are based on management's current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad's control that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

                        COVAD COMMUNICATIONS GROUP, INC.

                             SELECTED FINANCIAL DATA

                                 (IN THOUSANDS)

SELECTED BALANCE SHEET DATA                                                   AS OF           AS OF
                                                                           MAR 31, 2004    DEC 31, 2003
                                                                           ------------    ------------
Cash, cash equivalents, and short term investments                           $ 166,647       $ 114,345
Restricted cash and investments                                                  2,942           2,892
Accounts receivable, net                                                        31,418          28,528
All other current assets                                                        15,917          14,860
Property, equipment, collocation fees, and other intangible assets, net        130,253         135,127
Deferred costs of service activation                                            30,969          31,486
Deferred debt issuance costs                                                     4,836               0
All other long-term assets                                                       6,835           7,473
                                                                             ---------       ---------
  Total assets                                                               $ 389,817       $ 334,711
                                                                             =========       =========

Total current liabilities                                                    $ 115,897       $ 114,317
Long-term debt                                                                 125,000          50,000
Collateralized customer deposit                                                 50,426          60,258
Deferred gain on deconsolidation of subsidiary                                  53,963          53,963
Unearned revenues                                                               54,633          61,726
Total stockholders' deficit                                                    (10,102)         (5,553)
                                                                             ---------       ---------
  Total liabilities and stockholders' deficit                                $ 389,817       $ 334,711
                                                                             =========       =========

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS DATA                            THREE MONTHS ENDED
                                                                                ------------------
                                                                   MAR 31, 2004    DEC 31, 2003     MAR 31, 2003
                                                                   ------------    ------------     ------------
Revenues, net                                                       $ 108,477        $ 105,039        $  90,860
Operating expenses:
  Network and product costs                                            68,294           73,398           68,877
  Sales, marketing, general and administrative                         33,302           33,833           37,093
  Depreciation and amortization of property and equipment              14,495           15,160           14,593
  Amortization of collocation fees and other intangible assets          4,751            4,530            3,996
  Provision for restructuring expenses                                    547               --              631
                                                                    ---------        ---------        ---------
                                                                      121,389          126,921          125,190
                                                                    ---------        ---------        ---------
Loss from operations                                                  (12,912)         (21,882)         (34,330)

Other income (expense), net                                              (619)           5,020             (392)
                                                                    ---------        ---------        ---------
Net loss                                                            $ (13,531)       $ (16,862)       $ (34,722)
                                                                    =========        =========        =========

  Basic and diluted net loss per share                              $   (0.06)       $   (0.07)       $   (0.16)
                                                                    =========        =========        =========
Weighted average number of common shares used in computing
basic and diluted net loss per share                                  233,257          227,703          223,445
                                                                    =========        =========        =========
Gross Margin (Note 1)                                               $  40,183        $  31,641        $  21,983
  % of revenue                                                           37.0%            30.1%            24.2%

EBITDA CALCULATION (NOTE 2)                                                       THREE MONTHS ENDED
                                                                                  ------------------
                                                                      MAR 31, 2004   DEC 31, 2003   MAR 31, 2003
                                                                      ------------   ------------   ------------
Net Loss                                                                $(13,531)      $(16,862)      $(34,722)
Plus: Other (income) expense, net                                            619         (5,020)           392
      Depreciation and amortization of property and equipment             14,495         15,160         14,593
      Amortization of collocation fees and other intangible assets         4,751          4,530          3,996
                                                                        --------       --------       --------
EBITDA (Note 2)                                                         $  6,334       $ (2,192)      $(15,741)
                                                                        ========       ========       ========

NET CASH USAGE CALCULATION                                    THREE MONTHS ENDED
                                                              ------------------
                                                  MAR 31, 2004   DEC 31, 2003   MAR 31, 2003
                                                  ------------   ------------   ------------
Net decrease in cash, cash equivalents, and
  short term investments, including restricted
  cash and investments                              $ 52,352       $(17,958)      $(27,270)
Less: Net Proceeds from financing Activities         (63,582)             0              0
                                                    --------       --------       --------
  Net decrease in cash and cash equivalents
    excluding financing activities                  $(11,230)      $(17,958)      $(27,270)
                                                    ========       ========       ========

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT KEY OPERATING DATA)

CONSOLIDATED REVENUE DATA                                                        THREE MONTHS ENDED
                                                                                 ------------------
                                                                    MAR 31, 2004    DEC 31, 2003    MAR 31, 2003
                                                                    ------------    ------------    ------------
Broadband subscription billings (Note 3)                              $  89,319       $  86,546       $  70,948
High-capacity circuit billings                                            5,532           5,555           5,797
Dial-up billings                                                          1,058           1,241           1,733
                                                                      ---------       ---------       ---------
  Total Billings, net                                                 $  95,909       $  93,342       $  78,478
Financially distressed partners (Note 4)                                   (240)            294            (241)
Customer rebates and incentives not subject to deferral (Note 5)           (422)         (2,221)         (3,267)
Other revenues, net (Note 6)                                             13,230          13,624          15,890
                                                                      ---------       ---------       ---------
  Revenues, net                                                       $ 108,477       $ 105,039       $  90,860
                                                                      =========       =========       =========


CONSOLIDATED NETWORK & PRODUCT COSTS DATA                   THREE MONTHS ENDED
                                                            ------------------
                                                MAR 31, 2004   DEC 31, 2003    MAR 31, 2003
                                                ------------   ------------    ------------
Direct Cost of Total Billings, net (Note 8)        $17,676        $17,149        $17,332
Other Network and Product Costs (Note 9)            50,618         56,249         51,545
                                                   -------        -------        -------
  Network and Product Costs                        $68,294        $73,398        $68,877
                                                   =======        =======        =======

KEY OPERATING DATA                                       AS OF
                                                         -----
                                     MAR 31, 2004    DEC 31, 2003    MAR 31, 2003
                                     ------------    ------------    ------------
END OF PERIOD LINES (EOP)
  COMPANY
    Business                            221,361         213,396         184,723
    Consumer                            294,421         303,609         232,533
                                       --------        --------        --------
      TOTAL COMPANY                     515,782         517,005         417,256
  WHOLESALE
    Business                            163,869         156,469         147,984
    Consuer                             280,703         288,536         213,866
                                       --------        --------        --------
      TOTAL WHOLESALE                   444,572         445,005         361,850
  DIRECT
    Business                             57,492          56,927          36,739
    Consumer                             13,718          15,073          18,667
                                       --------        --------        --------
      TOTAL DIRECT                       71,210          72,000          55,406
AVERAGE REVENUE PER USER (ARPU)
  COMPANY
    Business                           $     96        $     94        $     88
    Consumer                           $     30        $     31        $     35
                                       --------        --------        --------
      TOTAL COMPANY                    $     58        $     57        $     59
  WHOLESALE
    Business                           $     77        $     79        $     78
    Consumer                           $     29        $     30        $     34
                                       --------        --------        --------
      TOTAL WHOLESALE                  $     47        $     47        $     53
  DIRECT
    Business                           $    147        $    143        $    132
    Consumer                           $     51        $     51        $     48
                                       --------        --------        --------
      TOTAL DIRECT                     $    128        $    117        $    101

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

THREE MONTHS ENDING JUNE 30, 2004 - BUSINESS OUTLOOK

EBITDA CALCULATION (NOTE 2)                                                   THREE MONTHS ENDING
                                                                                 JUN 30, 2004
                                                                                 ------------
                                                                           PROJECTED RANGE OF RESULTS
                                                                           --------------------------
Net Loss                                                                $(14,000)      to      $(10,000)
Plus: Other (income) expense, net                                             --       to          (500)
      Depreciation and amortization of property and equipment             14,000       to        14,000
      Amortization of collocation fees and other intangible assets         5,000       to         4,500
                                                                        --------               --------
  EBITDA (Note 2)                                                       $  5,000       to      $  8,000
                                                                        ========               ========

CONSOLIDATED REVENUE DATA                                                    THREE MONTHS ENDING
                                                                                JUN 30, 2004
                                                                                ------------
                                                                         PROJECTED RANGE OF RESULTS
                                                                         --------------------------
Broadband subscription billings (Note 3)                              $  87,000       to      $  90,000
High-capacity circuit billings                                            4,500       to          5,500
Dial-up billings                                                          1,100       to          1,300
                                                                      ---------               ---------
  Total Billings, net                                                 $  92,600       to      $  96,800
Financially distressed partners (Note 4):                                  (100)      to         (1,000)
Customer rebates and incentives not subject to deferral (Note 5)         (1,000)      to         (2,500)
Other revenues, net (Note 6)                                             12,500       to         14,700
                                                                      ---------               ---------
    Revenues, net                                                     $ 104,000       to      $ 108,000
                                                                      =========               =========

NOTES TO UNAUDITED SELECTED FINANCIAL DATA

1. Gross margin is calculated by subtracting network and product costs from revenues, net.

2. Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the company's ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3. Broadband subscription billings is defined as customer bills issued within the period for services provided during such period. Broadband subscription billings exclude charges for Federal Universal Service Fund ("FUSF") assessments, dial-up services, and high- capacity circuits. Broadband subscription billings include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the company's core business. Management uses broadband subscription billings to evaluate the performance of its business segments.

4. When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as "financially distressed" for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, significant timing differences may occur from the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5. Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6. Other revenues consist primarily of revenue recognized from amortization of prior period SAB 101 deferrals (refer to Note 7 below for a discussion of SAB 101), FUSF and dial-up charges billed to our customers and other revenues not subject to SAB 101 deferral because they do not relate to an on-going customer relationship or performance of future services.

7. In accordance with SAB 101, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 months.

8. Direct costs of total billings, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband services to our customers. Direct costs of total billings, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9. Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.